Exhibit 99.1

Immuneering Reports Third Quarter 2025 Financial Results and Provides Business and Clinical Updates

- Announced extraordinary 86% overall survival at 9 months in first-line pancreatic cancer patients treated with atebimetinib + mGnP -

- Raised $225 million of financing, including $25 million private placement with Sanofi -

- Cash runway extended into 2029, including through topline readout of planned Phase 3 trial of atebimetinib + mGnP in first-line pancreatic cancer -

- Granted U.S. composition of matter patent for atebimetinib that is expected to provide exclusivity into 2042 -

- New reports of first-line pancreatic cancer patients with excellent responses to atebimetinib + FOLFIRINOX, including a patient with a complete response and a responding patient who was able to advance to radiation and surgery with curative intent -

- Conference call scheduled for today, November 12, 2025, at 4:30 pm ET -

NEW YORK, NY, November 12, 2025 - Immuneering Corporation (Nasdaq: IMRX) a clinical-stage oncology company focused on keeping cancer patients alive and helping them thrive, today reported financial results for the third quarter ended September 30, 2025, and provided business and clinical updates.

"The third quarter was truly transformational for Immuneering. We announced extraordinary overall survival data from our ongoing Phase 2a trial of atebimetinib in combination with modified gemcitabine/nab-paclitaxel (mGnP) in first-line pancreatic cancer and raised $225 million of cumulative financing on the strength of the data. I'm excited to say that the company is now funded into 2029 and, importantly, through the topline readout of our planned pivotal Phase 3 program in pancreatic cancer," said Ben Zeskind, Ph.D., CEO of Immuneering. “Today, we are also thrilled to share two remarkable examples of patients treated with atebimetinib in combination with FOLFIRINOX, one with a complete response, and another who had responded so well that they were able to pursue radiation and surgery with curative intent. Importantly, these patients are not among the ones we discussed in September. Looking ahead, we are excited to share updated survival data from our study of atebimetinib + mGnP in first-line pancreatic cancer patients in the first half of next year, and to begin dosing patients in our Phase 3 study of atebimetinib + mGnP by mid-next year. In summary, I have never been more excited about our company's future, and our potential to help cancer patients live longer and feel better."

Corporate Highlights
•Reported Extraordinary 86% Overall Survival at 9 Months in First-Line Pancreatic Cancer Patients Treated with Atebimetinib + mGnP: In September, the Company announced positive updated survival and safety data from its ongoing Phase 2a trial of atebimetinib in combination with mGnP in first-line pancreatic cancer patients (N=34), with 9 months median follow up. Immuneering reported an extraordinary 86% overall survival (OS) observed at 9 months. Atebimetinib (320mg dosed once-daily) + mGnP was reported to demonstrate a favorable tolerability profile, with only two categories of adverse events observed at the Grade 3 level in more than 10% of patients (neutropenia and anemia, both of which are categories commonly observed with standard of care chemotherapy).

•Closed $175 Million Underwritten Public Offering and Concurrent $25 Million Private Placement to Sanofi: In September, the Company closed an underwritten public offering of 18,959,914 shares of its Class A common stock at an offering price of $9.23 per share. The gross proceeds from the public offering were approximately $175 million, before deducting underwriting discounts and commissions and offering expenses payable by Immuneering. The Company also announced that Sanofi purchased 2,708,559 shares of Immuneering’s Class A common stock at a purchase price of $9.23 per share, for gross proceeds of approximately $25 million before deducting placement agent discounts and commissions and placement expenses payable by Immuneering, in a separate private placement transaction that closed concurrently with the public offering.

•Closed $25 Million Private Placement: In August, the Company announced that it had entered into a definitive securities purchase agreement for a private placement of securities to top-tier institutional and other accredited investors that resulted in up front gross proceeds to the Company of approximately $25 million, before deducting fees and expenses.

•Announced Clinical Supply Agreement with Lilly to Evaluate Atebimetinib in Combination with Olomorasib: In August, the Company announced a clinical supply agreement with Eli Lilly and Company for its second-generation KRAS G12C inhibitor, olomorasib. The supply agreement intends to support the evaluation of Immuneering’s lead product candidate, atebimetinib, in combination with olomorasib in a planned Phase 2a clinical trial in patients with locally advanced or metastatic KRAS G12c-mutant non-small cell lung cancer (NSCLC) who have progressed on prior therapy. In February 2025, Immuneering announced a clinical trial agreement with Regeneron Pharmaceuticals similarly intended to evaluate atebimetinib in combination with the anti-PD-1 therapy Libtayo® in a planned clinical trial in patients with advanced non-small cell lung cancer.

•Granted U.S. Composition of Matter Patent for Atebimetinib: In July, the Company announced the United States Patent and Trademark Office (USPTO) granted the Company a composition of matter patent for atebimetinib. U.S. Patent No. 12,351,566, titled: “MEK Inhibitors and Therapeutic Uses Thereof”, that includes claims to atebimetinib’s composition of matter. The patent’s term, which includes a patent term adjustment, is currently expected to expire in August 2042. The patent may also be eligible for patent term extension to recover a portion of the time required to fulfill regulatory approval requirements.

•New Case Study of a Patient with Complete Response: A 71-year-old female patient with metastatic pancreatic cancer is being treated with atebimetinib in combination with FOLFIRINOX in the first-line setting in an ongoing Phase 2a study. The patient has been on treatment for approximately five months. During that time the patient’s target lesion, located in the liver, reduced steadily over the course of three scans to the point of being undetectable, for an unconfirmed complete response. The patient remains on treatment to date, feels extremely well, and has experienced improved quality of life and stable weight. The investigator commented “It is very unusual to see a complete response with chemotherapy alone in a non-BRCA-mutated adenocarcinoma patient like this one. I believe atebimetinib has made a real difference here.”

•New Case Study of a Patient with Excellent Response Warranting Treatment with Curative Intent: Dr. Gregory Botta, a medical oncologist who specializes in treating solid tumor cancers of the gastrointestinal system at the University of California San Diego (UCSD), described a 61-year-old female patient with metastatic pancreatic cancer treated with atebimetinib in combination with FOLFIRINOX in the first-line setting in an ongoing Phase 2a study. The treatment resulted in greater than 56% reduction in the primary tumor after 7 months to the point that treatment with radiation and surgery with curative intent was possible. The patient remains on atebimetinib adjuvant therapy and continues to do well with great quality of life and stable weight approximately 14 months after starting treatment. Dr. Botta commented “Rarely do metastatic pancreatic cancer patients improve to the point that surgery with curative intent is a possibility. I believe atebimetinib helped us convert this patient to a surgical candidate with curative intent - an outcome that I have rarely seen with chemotherapy alone - and today the patient has no radiological evidence of new disease.”

“These case studies add to the growing body of evidence suggesting atebimetinib’s ability to produce transformative outcomes for cancer patients, including those with metastatic pancreatic cancer, and lend further robustness to the data we announced in September from a separate group of patients treated with atebimetinib in combination with mGnP chemotherapy,” said Dr. Igor Matushansky, Chief Medical Officer of Immuneering.

Near-Term Milestone Expectations

Immuneering is planning for several near-term anticipated milestones related to atebimetinib, including to:

•Q4 2025: Receive feedback from regulatory agencies and continue preparations to begin dosing patients in the pivotal trial of atebimetinib + mGnP
•Q2 2026: Report updated circulating tumor DNA data on acquired alterations at a major scientific meeting
•1H 2026: Report updated survival data from first-line pancreatic cancer patients treated with atebimetinib + mGnP, potentially at a major medical meeting
•Mid-2026: Dose first patient in pivotal Phase 3 trial of atebimetinib in combination with mGnP in first-line pancreatic cancer
•2H 2026: Dose first patient in trial of atebimetinib in combination with Libtayo in non-small cell lung cancer

Third Quarter 2025 Financial Highlights

Cash Position: Cash and cash equivalents as of September 30, 2025 were $227.6 million, compared with $36.1 million as of December 31, 2024.

Research and Development (R&D) Expenses: R&D expenses for the third quarter of 2025 were $10.9 million, compared with $11.3 million for the third quarter of 2024. The decrease in R&D expenses was primarily attributable to decreases in clinical spend related to the IMM-6-415 program and decreases in personnel costs to support ongoing research and development activities, partially offset by higher clinical costs related to the Company’s lead atebimetinib program and spend related to other preclinical programs.

General and Administrative (G&A) Expenses: G&A expenses for the third quarter of 2025 were $4.5 million, compared with $4.0 million for the third quarter of 2024. The increase in G&A expenses was primarily attributable to increased public filing costs associated with the Company’s various financing efforts.

Net Loss: Net loss attributable to common stockholders was $15.0 million, or $0.38 per share, for the third quarter ended September 30, 2025, compared to $14.6 million, or $0.49 per share, for the third quarter ended September 30, 2024.

Financial Guidance

Based on cash and cash equivalents as of September 30, 2025, and current operating plans, the Company expects its cash runway to be sufficient to fund operations into 2029.

Conference Call
Immuneering will host a conference call and live webcast today, November 12, 2025 at 4:30 pm ET. Individuals interested in listening to the live conference call may do so by dialing (800) 715-9871 in the U.S. or (646) 307-1963 for other locations and reference conference ID 7742025, or from the webcast link in the investors section of the company’s website: https://ir.immuneering.com/news-events/events-presentations A webcast replay will be available in the investor relations section on the company’s website for 90 days following completion of the call.

About Immuneering Corporation

Immuneering is a clinical-stage oncology company focused on keeping cancer patients alive and helping them thrive. The Company is developing an entirely new category of cancer medicines, Deep Cyclic Inhibitors. Immuneering’s lead product candidate, atebimetinib, is an oral, once-daily Deep Cyclic Inhibitor of MEK, designed to improve durability and tolerability across many cancer indications, including MAPK pathway-driven tumors such as pancreatic cancer. Atebimetinib is currently in a Phase 2a trial in patients with advanced solid tumors including pancreatic cancer. The Company’s development pipeline also includes early-stage programs. For more information, please visit www.immuneering.com.

Forward-Looking Statements
This press release contains forward-looking statements, including within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding: our plans to develop, manufacture and commercialize our product candidates; the treatment potential of atebimetinib, alone or in combination with other agents to treat cancer, including modified Gemcitabine/nab-paclitaxel (mGnP) or FOLFIRINOX in first-line pancreatic cancer; the treatment potential of our pipeline product candidates in other types of cancer; the plans and objectives of Company management for future operations, including with respect to the timing, planning, enrollment and execution of additional atebimetinib combination trials and a potential pivotal trial of atebimetinib in combination with mGnP; the timing for release of additional results from the Phase 2a portion of the atebimetinib trial; the timing and substance of regulatory feedback on pivotal trial plans; expectations regarding our cash runway; the expected expiration of our issued and pending patents and additional planned patent applications, including the U.S. composition of matter patent covering atebimetinib; our ability to obtain patent term extension on our U.S. composition of matter patent.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the risks inherent in oncology drug research and development, including target discovery, target validation, lead compound identification, and lead compound optimization; we have incurred significant losses, are not currently profitable and may never become profitable; our projected cash runway; our need for additional funding; our unproven approach to therapeutic intervention; our ability to address regulatory questions and the uncertainties relating to regulatory filings, reviews and approvals; the lengthy, expensive, and uncertain process of clinical drug development, including potential delays in or failure to obtain regulatory approvals; our reliance on third parties and collaborators to conduct our clinical trials, manufacture our product candidates, and develop and commercialize our product candidates, if approved; failure to compete successfully against other drug companies; protection of our proprietary technology and the confidentiality of our trade secrets; potential lawsuits for, or claims of, infringement of third-party intellectual property or challenges to the ownership of our intellectual property; our patents being found invalid or unenforceable; costs and resources of operating as a public company; and unfavorable or no analyst research or reports.

These and other important factors discussed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the three months ended September 30, 2025, and our other reports filed with the U.S. Securities and Exchange Commission, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management's estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, except as required by law, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Media Contact:
Sarah Fox
646-218-6009
Sarah.fox@padillaco.com

Investor Contact:
Laurence Watts
619-916-7620
laurence@newstreetir.com

IMMUNEERING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Operating expenses
Research and development	$10,867,983	$11,252,850	$32,793,835	$33,107,222
General and administrative	4,505,406	4,013,581	12,807,465	12,384,074
Amortization of intangible asset	7,317	7,317	21,950	21,950
Total operating expenses	15,380,706	15,273,748	45,623,250	45,513,246
Loss from operations	(15,380,706)	(15,273,748)	(45,623,250)	(45,513,246)

Other income (expense)
Interest income	415,831	547,072	1,178,362	2,178,060
Other income, net	—	129,310	—	350,063
Net loss	$(14,964,875)	$(14,597,366)	$(44,444,888)	$(42,985,123)

Net loss per share attributable to common stockholders, basic and diluted	$(0.38)	$(0.49)	$(1.20)	$(1.45)
Weighted-average common shares outstanding, basic and diluted	39,670,095	29,841,883	37,077,041	29,622,670

Other comprehensive loss:
Unrealized loss from marketable securities	—	7,845	—	8,624
Comprehensive Loss	$(14,964,875)	$(14,589,521)	$(44,444,888)	$(42,976,499)

IMMUNEERING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2025	December 31, 2024

Assets
Current assets:
Cash and cash equivalents	$227,563,077	$36,144,720
Prepaids and other current assets	1,538,752	3,442,849
Total current assets	229,101,829	39,587,569

Property and equipment, net	892,553	1,122,865
Goodwill	6,690,431	6,690,431
Intangible asset, net	328,463	350,413
Right-of-use assets	3,411,693	3,667,352
Other assets	631,297	1,295,783
Total assets	$241,056,266	$52,714,413

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,600,274	$1,958,536
Accrued expenses	7,483,142	4,973,129
Other liabilities	80,089	233,665
Lease liabilities	381,760	338,438
Total current liabilities	9,545,265	7,503,768

Long-term liabilities:
Lease liabilities, net of current portion	3,534,569	3,824,419
Total liabilities	13,079,834	11,328,187
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized at September 30, 2025 and December 31, 2024; 0 shares issued or outstanding at September 30, 2025 and December 31, 2024	—	—
Class A common stock, $0.001 par value, 200,000,000 shares authorized at September 30, 2025 and December 31, 2024; 63,483,397 and 31,050,448 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	63,483	31,050
Class B common stock, $0.001 par value, 20,000,000 shares authorized at September 30, 2025 and December 31, 2024; 0 shares issued and outstanding at September 30, 2025 and December 31, 2024	—	—
Additional paid-in capital	496,653,023	265,650,362
Accumulated deficit	(268,740,074)	(224,295,186)
Total stockholders' equity	227,976,432	41,386,226
Total liabilities and stockholders' equity	$241,056,266	$52,714,413